Exhibit 10-7.3

DUKE ENERGY CORPORATION

EXECUTIVE CASH BALANCE PLAN

(As Amended and Restated Effective January 1, 1999)

AMENDMENT 3

Pursuant to Section 8 of the Duke Energy Corporation Executive Cash Balance Plan, as amended (“Plan”), Duke Energy Corporation (“Corporation”) hereby amends the Plan, effective January 1, 2001, in the following respects only:

1.	The Company’s Policy Committee is substituted for references to the Management Committee wherever appearing in the Plan.

2.	Clauses (iii) and (iv) of Section 2.3 of the Plan, are amended in their entireties to read as follows:

(iii)	the consummation of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of Duke Energy Corporation, whether or not Duke Energy Corporation is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of Duke Energy Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Duke Energy Corporation (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

(iv)	the consummation of (A) the sale or other disposition of all or substantially all of the assets of Duke Energy Corporation or (B) a complete liquidation or dissolution of Duke Energy

Corporation, which has been approved by the shareholders of Duke Energy Corporation;

IN WITNESS WHEREOF, this amendment to the Plan is executed on behalf of the Corporation this 21st day of December, 2000.

DUKE ENERGY CORPORATION

By:	/s/ CHRISTOPHER C. ROLFE
Its:	Vice President
Corporate Human Resources